SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO. 2 TO FORM SB-2

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REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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AMERICAN BUSINESS HOLDINGS INC.

(Exact Name of Small Business Issuer in its Charter)

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DELAWARE	3089	80-012292
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

1223 Wilshire Boulevard, Suite 851

Santa Monica CA 90403

(310) 395-7123

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Syed Irfan Husain, Chief Executive Officer

1223 Wilshire Boulevard, Suite 851

Santa Monica CA 90403

(310) 395-7123

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 417 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration fee per share

Common Stock of par value, $0.001per share	245,000	$0.20	$49,000	$5.76

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST __, 2006

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

AMERICAN BUSINESS HOLDINGS INC.

245,000 SHARES

COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 245,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree to risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date Of This Prospectus Is: August 10, 2006

TABLE OF CONTENTS

ABOUT OUR COMPANY	1
WHERE YOU CAN FIND US	2
RISK FACTORS	2
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	6
DILUTION	6
PENNY STOCK CONSIDERATIONS	7
SELLING SHAREHOLDERS	7
PLAN OF DISTRIBUTION	8
LEGAL PROCEEDINGS	9
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
DESCRIPTION OF SECURITIES	11
INTERESTS OF NAMED EXPERTS AND COUNSEL	12
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	12
ORGANIZATION WITHIN LAST FIVE YEARS	12
DESCRIPTION OF BUSINESS	13
MANAGEMENT DISCUSSION AND ANALYSIS	14
DESCRIPTION OF PROPERTY	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
EXECUTIVE COMPENSATION	19
AVAILABLE INFORMATION	20

i

ABOUT OUR COMPANY

As used herein, unless the context requires otherwise, the terms “we,” “our,” or “us,” refer to American Business Holdings Inc. together with its subsidiaries.

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary.

Through our wholly owned subsidiary, Tissakin Ltd., we are a manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo. The bags are made of jute and polypropylene and polyethylene granules. Sixty-five percent of the jute is purchased from local sources and 35% is purchased from Bangladesh. Most polypropylene and polyethylene is purchased from South Africa because of favorable freight charges. Some granules are purchased from Belgium, Spain, France, Malaysia, South Korea, Brazil, Indonesia and the United States when supplies meet our quality and price standards.

Tissakin was established in 1952 as Tissaco by FICO (Financing and Commercialization of Fiber), a Belgium holding company that invested heavily in what was then the Belgian Congo. The company’s name was changed to Tissakin after 1960 when the Belgian Congo gained independence. Tissakin expanded its operations in 1997 by purchasing plant, property and equipment, and establishing a factory for making packaging bags from natural jute fiber, polypropylene and polyethylene. In 2000, Tissakin purchased a polypropylene/polyethylene recycling machine from Taiwan, and its installation has significantly reduced manufacturing costs.

Syed Irfan Husain serves as our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors. Mr. Husain is also our principal shareholder. We currently have no employees.

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

We presently maintain our principal offices at 1223 Wilshire Boulevard, Suite 851, Santa Monica CA 90403.

Terms of the offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.20 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

The summary financial data set forth below for the periods ending March 31, 2006 and March 31, 2005 are derived from, and are qualified by reference to, our unaudited financial statements included elsewhere in this prospectus.

The summary financial data set forth below for the period ending December 31, 2005 and December 31, 2004 are derived from, and are qualified by reference to, our financial statements that have been audited by our independent registered public accounting firm, and are included elsewhere in this prospectus.

	For the three months ended March 31		For the year ended December 31
	2006 (unaudited)	2005 (unaudited)	2005 (audited)	2004 (audited)
Statement Of Operations

Revenues	$ 857,636	$ 824,564	$ 3,797,338	$ 3,586,850
Cost of Revenue	(751,221)	(755,549)	(3,498,253)	(3,239,487)
General and Administrative	(82,486)	(77,653)	(251,483)	(297,201)
Net Income (Loss)	19,620	(11,005)	25,761	20,465

	As of March 31	As of December 31
	2006 (unaudited)	2005 (audited)
Balance Sheet Data

Cash	$ 490,213	$ 879,925
Total Assets	25,777,840	25,714,928
Total Liabilities	389,040	345,748
Stockholders’ Equity (Deficiency)	25,388,800	25,369,180

WHERE YOU CAN FIND US

Our corporate offices are located at 1223 Wilshire Boulevard, Suite 851, Santa Monica CA 90403. Our telephone number is (310) 395-7123.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to us and not to the selling stockholders.

AS DEMAND FOR OUR PRODUCTS INCREASES, WE MUST EXPAND OUR PRODUCTION CAPACITY TO MEET SUPPLY REQUIREMENTS. IF WE DO NOT EXPAND OUR PRODUCTION, WE RISK LOSS OF MARKET SHARE.

As agricultural output increases in the DRC, demand for our products increases commensurately. The past years of neglect and civil wars have taken their toll on the agricultural sector. But with the infusion of direct monetary and material aid, the prospects for the agricultural sector look more promising than at any time in this nation’s history.

However, in order to meet such demand, we believe that we need to double our existing capacity to at least 30 million bags per year. If we fail to increase capacity and therefore fail to meet demand, our customers may purchase their requirements from our competitors, thus eroding our market share and reducing our revenue. If our revenues decrease, we could be forced to delay, scale back or eliminate certain product and service development programs.

FLUCTUATIONS IN THE PRICE OF RAW MATERIALS OR SHORTAGES OF SUPPLY COULD REDUCE OUR OPERATING MARGINS.

We purchase 65% of our jute from local sources and 35% from Bangladesh. Most polypropylene and polyethylene is purchased from South Africa because of favorable freight charges. Some granules are purchased from Belgium, Spain, France, Malaysia, South Korea, Brazil, Indonesia and the United States when supplies meet Tissakin’s quality and price standards.

We are exposed to any volatility in the prices of our raw materials. Factors which may cause volatility in our raw material prices include:

•	Shortages of raw materials due to increasing demand, e.g., from growing uses or new uses;

•	Capacity constraints, e.g., due to construction delays, strike action or involuntary shutdowns;

•	The general level of business and economic activity; and

•	The direct or indirect effect of governmental regulation.

Our operating margins may decrease if we cannot pass on increased raw material prices to customers. Even in periods during which raw material prices decline, we may suffer decreasing operating profit margins if raw material price reductions occur at a slower rate than decreases in the selling prices of our products.

WE MUST COMPLY WITH NUMEROUS ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS, WHICH COULD INVOLVE SUBSTANTIAL COSTS. IF WE FAIL TO COMPLY, WE MAY HAVE TO PAY LARGE PENALTIES

We must comply with various federal, state and local environmental laws and regulations in the DRC. We cannot assure you that our environmental or health and safety liabilities and costs will not increase materially in the future and cause our cash flow to decrease. In addition, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with these environmental or health and safety laws or regulations.

WE HAVE SEVERAL CUSTOMERS THAT ACCOUNT FOR A LARGE PORTION OF OUR NET SALES. THE LOSS OF, OR SIGNIFICANT DECLINE IN OUR SALES TO, ANY OF OUR LARGE CUSTOMERS COULD CAUSE OUR NET SALES TO DECREASE

Several customers account for over 50% of our net sales as follows: Midema, a flour company accounts for 15% of our net sales; Sucriere, a sugar company accounts for 15% of our net sales, Cilu, a cement Company, accounts for 10% of our net sales, and CDI, an agricultural company accounts for 10% of our net sales. In addition, approximately 25% of our net sales is derived from retail sales to the general public. The remaining 25% is comprised of aid organizations such as World Food Program and CTB, which is the Belgium Government aid organization. We do not operate under a long-term supply contract with any of our customers. The loss of any of our top customers could cause a material decrease in our net sales attributable to such product lines.

THERE ARE RISKS ASSOCIATED WITH OUR OPERATIONS IN THE DEMOCRATIC REPUBLIC OF CONGO. SUCH RISKS COULD AFFECT US BY CAUSING DELAYS OR LOSSES IN THE SUPPLY OR DELIVERY OF RAW MATERIALS AND PRODUCTS AS WELL AS INCREASED SECURITY COSTS, INSURANCE PREMIUMS AND OTHER EXPENSES.

Our subsidiary operates in the Democratic Republic of Congo (“DRC”). Conditions such as the uncertainties associated with civil war which has affected the DRC for the last few years political instability, which leads to government changes, nationalization of businesses which as occurred in the past, assassinations of heads of state which occurred in the DRC in the last five years,, , epidemics, pandemics and other health related issues which occur in the DRC with regular frequency could affect us by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements could increase the cost of doing business in these regions. Any of these conditions may have an effect on our business and financial results as a whole and may result in volatile current and future prices for our common shares.

Our sources of raw material are also from various countries so the risk of rupture to our supplies is minimal. For instance, we buy our raw material from South Africa, Malaysia, UK, India, Taiwan, Brazil, Thailand, Spain and South Korea and Indonesia and the United States. We’re not tied contractually to any one supplier and deal only on whoever will supply us at the best price when we buy.

BECAUSE WE DEPEND ON OUTSIDE PRODUCTION SOURCES, THE FUTURE RELIABILITY OF SUCH SOURCES IS UNCERTAIN. IF SUCH SOURCES BECOME UNRELIABLE, WE MAY FORCED TO FIND ALTERNATIVE SOURCES WHICH MAY BE MORE COSTLY AND THEREFORE MAY IMPACT OUR MARGINS.

Our polypropylene capacity of approximately 5 million bags a year is insufficient to satisfy the demands of the DRC and the bordering countries of Angola, Congo-Brazzaville, and others. Because of our inability to produce sufficient product to meet the demands of our customers, we must currently import finished polypropylene bags from China and India. We cannot assure you that these sources of production will be reliable or that our dependence on such outside sources will not result in inefficiencies that could reduce our net income.

The increase in demand for bags in the Congo has outpacing our production capacity. To satisfy the market, we have had to import up to 250,000 polypropylene bags from China and 100,000 jute bags from India and Bangladesh. The imported bags do not affect Tissakin’s profit margins, as we would not be able to supply these bags with our current production capacity.

OUR INDEPENDENT AUDITOR, GATELY AND ASSOCIATES, LLC, IS NOT LICENSED TO PRACTICE IN THE STATE OF CALIFORNIA.

Gately & Associates, LLC, our independent auditor is not licensed in California. California rules provide that a company whose headquarters are located in California may use an out-of-state auditor so long as the auditor registers in the state. Gately & Associates, LLC has advised us that it is in the process of registering to do business in the State of California. If Gately & Associates, LLC does not register in the state, we may need to retain another firm which is licensed or registered in the State. In addition, we may face potential liability from shareholder suits and/or California regulators based on our using an auditor who is not licensed or registered in the state where we have our principal headquarters.

SAYED IDRIS HUSAIN’S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Sayed Idris Husain beneficially owns approximately 78.6% of our common stock. Accordingly, for as long as Idris Husain continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES IS BASED ON THE PRICE SHAREHOLDERS WERE SOLD TO IN A PRIVATE PLACEMENT OFFERING CONDUCTED IN DECEMBER 2004, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.20 for the shares of common stock was arbitrarily determined based on our private placement offering conducted in December 2004 The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 8,200,000 shares of common stock outstanding as of August 10, 2006, 245,000 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 7,955,000 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold in accordance with Rule 144 of the Securities Act of 1933.

WE ARE IN AN INTENSELY COMPETITIVE INDUSTRY AND ANY FAILURE TO TIMELY IMPLEMENT OUR BUSINESS PLAN COULD DIMINISH OR SUSPEND OUR DEVELOPMENT AND POSSIBLY CEASE OUR OPERATIONS.

Our industry is highly competitive, and has few barriers to entry. We can provide no assurance that additional competitors will not enter into the industry. There are other companies that currently offer similar services that have established user bases that are significantly larger than ours, and that have access to greater capital. If we are unable to efficiently and effectively institute our business plan as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our web site and become profitable.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;
o	Receive the purchaser’s written consent to the transaction; and
o	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

OUR STOCK PRICE MAY DECREASE DUE TO OUR MARKET CAP BASED ON THE FUTURE ISSUANCES OF ADDITIONAL SHARES OF COMMON OR PREFERRED STOCK.

Our Articles of Incorporation authorize the issuance of five hundred million shares of common stock. As of August 10, 2006, we had 8,200,000 shares of common stock issued and outstanding. As such, our Board of Directors has the power, without shareholder approval, to issue up to 491,800,000 shares of common stock. The issuance of such shares will dilute the shares held by the current shareholders. In addition, our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of blank check preferred stock with a par value of $0.001per share. “Blank Check” means that the rights and preferences of the preferred shares have not been determined. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding.

However, our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock and with such relative rights, privileges, preferences and restrictions that the Board may determine. Any issuance of preferred stock will dilute the voting power or other rights of the holders of common stock. If preferred shares are issued it may impact our decision to issue dividends since this may increase the number of dividends that we would be issuing. In addition, it is possible that the Board of Directors may determine that the preferred shares will have rights and preferences, including dividend rights, over the common stockholders.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in a private placement memorandum pursuant to Regulation D Rule 506 of the Securities Act of 1933 which was completed in December 2004.

The offering price of the shares of our common stock has been determined arbitrarily by us and will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on the Over The Counter Bulletin Board (OTCBB), we attempt to locate a market maker and to file to obtain a listing on the (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. Although there are no requirements for listing on the OTCBB, there is no assurances that our common stock will be approved to trade on the OTCBB. We have had discussions with one market maker regarding the filing of our application for trading on the OTCBB. However, there is no assurance that our common stock, even if it becomes listed on the OTCBB, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be limited dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Additionally, securities are considered penny stocks if (i) the issuer’s net tangible assets (i.e., total assets less intangible assets and liabilities) is less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or, (ii) if the issuer’s average revenue is below $6,000,000 for the last three years. Our common stock will remain a “penny stock” so long as we maintain a listing on the Over-the-Counter Bulletin Board (“OTC BB”).

Because our stock is a penny stock, a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, is required to deliver a standardized risk disclosure document that provides information about our stock and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for our stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that our stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 245,000 shares of our common stock held by 44 shareholders. Such shareholders include the holders of 200,000 shares sold in our Regulation D Rule 506 offering which was completed in December 2004. We are also registering (i) 15,000 shares held by Syed Idris Husain, our Director and Managing Principal; (ii) 15,000 shares held by Syed Imran Husain; and, (iii) 15,000 shares held by Syed Irfan Husain, our President, Chief Executive Officer, Chief Financial Officer and Chairman. These shares were issued to these individuals in accordance with the share exchange agreement between us and Tissaken Ltd.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of August 10, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be sold	Shares of Common Stock Owned After Offering	Percent of Common Stock Owned after Offering (1)
Allotta, Nick	5,500	5,500	0	0
Anklesaria, Neville A.	6,000	6,000	0	0
Carrigan, Aileen	2,500	2,500	0	0
Carrigan, Patrick E.	5,000	5,000	0	0
Carrigan, Richard S.	2,500	2,500	0	0
Dadlani, Trith	8,000	8,000	0	0
Day, Trent	2,750	2,750	0	0
Ebeling, Mit	5,000	5,000	0	0
Ervine, Shireen	7,000	7,000	0	0
Ford, James B.	12,500	12,500	0	0
Frey, Richard	2,000	2,000	0	0

Geisbauer, Anthony	2,500	2,500	0	0
Hunter, Adrianna R.	2,875	2,875	0	0
Husain, Syed Idris	6,448,000	15,000	6,433,000	78.45%
Husain, Syed Imran	776,000	15,000	761,000	9.28%
Husain, Syed Irfan	776,000	15,000	761,000	9.28%
Juarez, Hector M.	2,500	2,500	0	0
Khan, Samar	3,000	3,000	0	0
Kughn, John C.	5,000	5,000	0	0
Kundson, William	2,750	2,750	0	0
Marhefka, David G.	10,000	10,000	0	0
Marquez, Charles	2,500	2,500	0	0
Mehta, Deepak R.	8,500	8,500	0	0
Miller, Dennis L.	2,500	2,500	0	0
Moore, Dale M.	10,000	10,000	0	0
Orslock, Mark	2,500	2,500	0	0
Otto, Amy D.	7,500	7,500	0	0
Schilcher, Carol K.	10,000	10,000	0	0
Scoby, Aaron	7,500	7,500	0	0
Seebeck, Melody A.	6,000	6,000	0	0
Srichai, Bussaya	3,000	3,000	0	0
Srichai, Montri	3,750	3,750	0	0
Staehr, Jirawan	2,500	2,500	0	0
Staehr, Steven	4,125	4,125	0	0
Starut, Jirasauk	3,500	3,500	0	0
Starut, Tidd	5,000	5,000	0	0
Sterner, Shane	2,500	2,500	0	0
Stidham, Mark	5,000	5,000	0	0
Turner, David	2,500	2,500	0	0
Vahosky, John A.	5,000	5,000	0	0
Vargo, Brian	2,500	2,500	0	0
Vidan-Peled, Yaron	8,500	8,500	0	0
Whelton, Gloria	5,000	5,000	0	0
Wright, Diane L.	2,750	2,750	0	0

(1) Based on 8,200,000 shares issued and outstanding as of August 10, 2006

To our knowledge, except for Syed Idris Husain and Syed Irfan Husain, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $0.20 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $5,000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of August 10, 2006 are as follows:

Name	Age	Position
Syed Irfan Husain	42	President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors
Syed Idris Husain	73	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Syed Irfan Husain serves as our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors. Mr. Husain was educated in the US beginning in first grade. He holds a B.S. in Business Administration and MBA in International Business and Finance, both of which he earned at the University of Rhode Island. Mr. Husain is an American citizen. For the last five years he has worked as Managing Director of our wholly owned subsidiary, Tissakin, Ltd. At Tissakin, Ltd., he has doubled the capacity in both polypropylene bags as well as polyethylene shopping bags. In 2005, he added a fourth product line, namely blow molding. He has formed a key group of qualified staff in both the production side as well as the administration side. He has streamlined the operations by retiring redundant staff and workers and this move has served to reduce some fixed labor costs. One of his main job responsibilities is to interact closely with the clients and key government ministers such as finance, industry, and economy.

Syed Idris Husain serves on our Board of Directors. Mr. Husain was educated in India and after earning a Bachelor of Science degree, he migrated to East Pakistan (now Bangladesh). In 1957, he started work as an apprentice in a jute factory and worked his way up to general manager. After the India-Pakistan War of 1971, Mr. Husain was offered the job of general manager at our wholly owned subsidiary, Tissakin, Ltd.. In 1983, he became one of the shareholders in Tissakin, Ltd. and held the position of Managing Director until 2001. He currently serves as the President and Chief Executive Officer of Tissakin, Ltd. He is a permanent resident of the United States and a citizen of Belgium.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

Syed Irfan Husain, our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors is the son of Syed Idris Husain, our Director and , Managing Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of August 10, 2006 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Syed Idris Husain	6,448,000	78.64%

Common Stock	Syed Imran Husain	776,000	9.46%

Common Stock	Syed Irfan Husain	776,000	9.46%

Officers and Directors As a Group		7,224,000	88.10%

(1) The address for each of the beneficial owners listed in this table is 1223 Wilshire Boulevard, Suite 851,

Santa Monica CA 90403

The percent of class is based on 8,200,000 shares of common stock issued and outstanding as of August 10, 2006.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001per share and 10,000,000 shares of preferred stock at a par value of $0.001per share.

Common and Preferred Stock

As of August 10, 2006, 8,200,000 shares of common stock are issued and outstanding and held by 44 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting risghts.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have also authorized 10,000,000 shares of preferred stock at a par value of $0.001, none of which have been issued.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Gately & Associates, LLC certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes. Under the Delaware Statutes, we have the power to indemnify, to the greatest allowable extent permitted under the Laws of Delaware, directors, officers, employees or other agents of our company against all damages, expenses and any other amounts actually and reasonably incurred by them in connection with any proceeding arising by reason of the fact that a person is or was a director, officer, employee or other agent of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control textile and plastic packaging companies in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary. Now, through our wholly owned subsidiary, Tissakin Ltd., we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

DESCRIPTION OF BUSINESS

General

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control textile and plastic packaging companies in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary. Now, through our wholly owned subsidiary, Tissakin Ltd., (“Tissakin”) we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

Tissakin was established in 1952 as Tissaco by FICO (Financing and Commercialization of Fiber), a Belgian holding company that invested heavily in what was then the Belgian Congo. The company’s name was changed to Tissakin after 1960 when the Belgian Congo gained independence. Tissakin expanded its operations in 1997 by purchasing plant, property and equipment, and establishing a factory for making packaging bags from natural jute fiber, polypropylene and polyethylene. In 2000, Tissakin purchased a polypropylene/polyethylene recycling machine from Taiwan, and its installation has significantly reduced manufacturing costs.

Products and Services

In the DRC, Tissakin is the manufacturer of bags for packaging agricultural products. Tissakin’s bags are made of jute, and from polypropylene and polyethylene granules. Tissakin purchases 65% of its jute from local sources and 35% from Bangladesh. Most polypropylene and polyethylene is purchased from South Africa because of favorable freight charges. Some granules are purchased from Belgium, Spain, France, Malaysia, South Korea, Brazil, Indonesia and the United States.

Competition

International regulations require that coffee, cacao, and tobacco be packed and exported in jute bags. In this, Tissakin is the only jute factory in the DRC.

There is one other manufacturer of polypropylene bags in the DRC, however, Tissakin has a secured an advantageous market position because of brand recognition in the DRC. Competitive polypropylene bags are manufactured in China, India, Zambia, and Zimbabwe. However, such foreign-based manufacturers have been subject to interruptions in the supply-chain. Because Tissakin is a DRC company, it does not face the same uncertainties and risks associated with importing. Additionally, Tissakin’s pricing policy for its polypropylene bags is to match or better its competitors’ prices.

Tissakin established the polyethylene product line as a vertical integration to produce liners for use in its polypropylene bags. Over 70% of Tissakin’s polyethylene production becomes liners for Tissakin’s polypropylene bags; the remaining capacity is used to produce plastic bags for such established clients as the local hotels and other shopping marts.

Significant Clients

The following are Tissakin’s significant clients:

1.	Compagnie Sucriere de Kwilu Ngongo (CSKN), a Belgian owned local sugar producer with corporate offices in Brussels. CSKN buys nearly 15% of Tissakin’s annual production of bags.
2.

Midema is the largest flourmill in the DRC and is the second largest client of Tissakin. The Seaboard Corp., a US company with corporate offices in the vicinity of Washington, D.C, owns Midema. Midema accounts for 15% of our sales.

3.	CILU, a Belgian-owned cement factory is approximately 10% of our sales
4.	CDI BWAMANDA, a Vatican-financed company dealing in agricultural products, is approximately 10% of our sales. .

5.

Other clients of Tissakin include the United Nations Development Program (UNDP), UNHCR, and the European Community. All are important clients for Tissakin as there are numerous United Nations and EEC-sponsored agricultural programs in the DRC. These combined account for about 25% of our sales.

The above-mentioned customers buy over 60% of Tissakin’s production. The remaining production is sold to small local agricultural producers in various parts of the country as well as various agricultural projects sponsored by the Congolese Government under their National Service and Strategic Governmental Reserves programs.

Suppliers

Tissakin maintains a strict policy of not having any contractual agreements with any raw material suppliers. This gives us flexibility in terms of negotiating the best price and quality for our raw material with any supplier we chose. We do not have any long term contracts, they are terminable at will, without any material termination clauses. We deal in the spot market with brokers or direct suppliers on a as needed basis.

Employees

Syed Irfan Husain, our President, Chief Executive Officer, and Chief Financial Officer is our sole employee. However, our wholly owned subsidiary, Tissakin, employs 235 workers. From time to time, Tissakin also engages daily hires to help out with non-production related chores such as offloading raw material or other menial labor.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary.

Through its wholly owned subsidiary, Tissakin Ltd., we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo. The bags are made of jute and polypropylene and polyethylene granules. The comparative results of business activity discussed are that of American Business Holdings Inc. and its subsidiary, Tissakin for the years ended December 31, 2005 and 2004 and the quarters ended March  31, 2006 and March 31, 2005.

The demand for our products has been growing every year for the last several years. There is substantial amount of aid that is being donated to the D.R. Congo from institutions such as the World Bank, International Monetary Fund as well as direct aid from USA and the European Community. A large percent of this aid is for agricultural and infrastructure projects. Tissakin, being an agricultural packaging company in the D. R. Congo, is in an position to benefit directly from the increased agricultural production that will derive from this aid. We feel there’s an need to initially double our capacity from a production of 15 million bags per year to 30 million.. Therefore, our ability to achieve our business objectives is contingent upon our success in raising additional capital to enter new markets and then rely on cash flows from operations for future growth.

Results of Operations

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Gross Revenues

Gross revenues increased from $3,586,850 for the year ended December 31, 2004 to $3,797,338 for the year ended December 31, 2005, an increase of $210,488. The increase is due to an increase in overall sales of our main product line, polypropylene bags, as well as plastic bags. There has been a substantial increase in agricultural output in the D.R. Congo over the last several years and Tissakin, being one of producers of Polypropylene bags, is in a good position to take advantage of the overall agricultural growth.

Total Expenses

Cost of revenues increased from $3,239,487 for the year ended December 31, 2004 to $3,498,253 for the year ended December 31, 2005, an increase of $258,766. The increase in cost of revenues was a result of an increase in total bags sold and there was also a slight increase in the prices of raw material which lead to a larger increase in cost of goods sold compared to an increase in revenues over the same period.

General and Administrative expenses, which includes general office expenses, travel and entertainment, and professional fees, decreased from $297,201 for the year ended December 31, 2004 to $251,483 for the year ended December 31, 2005, a decrease of $45,718. The decrease in costs and expenses for the period were attributable to a decrease in travel & entertainment expenses and professional fees.

Depreciation expense was $280,686 for the year ended December 31, 2004 and $209,598 for the year ended December 31, 2005. The reason for the decrease in depreciation expense is due to the fact that these asset items are becoming fully depreciated.

Net Income

In the year ended December 31, 2005 we had net income from operations of $25,761 compared to net income of $ 20,465 for the year ended December 31, 2004. The increase in income is attributed directly to the increase in revenue and decrease in general and administrative expenses as well as a decrease in income tax expense. Income before taxes decreased from $50,162 for the year ended December 31, 2004 to $47,606 for the year ended December 31, 2005 mainly due to the increase cost of raw materials. Management has reviewed and continues to review all revenue and expense items with an effort to streamline the business, factors listed above describe the area that attribute to the recognition of income for the year. Due to the increase in our raw material prices and the increase in costs at the port of Matadi, the Management at Tissakin felt it important to review all aspects of the business objectives with a view to further streamlining our operations. Management has never been complacent in terms of remaining competitive. Our competition is not only with the producers in the nations bordering the D.R. Congo but more so with the India and China. As such, streamlining our costs is a logical step towards maintaining our competitive advantage against imports and any future competitors. Keeping a close eye on our costs is a daily process for the Management to the extent that every expenditure, large or small, is scrutinized before being acted upon.

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THREE MONTHS ENDED MARCH 31, 2005

Gross Revenues

Gross revenues increased from $824,564 for the three months ended March 31, 2005 to $857,636 for the three months ended March 31, 2006, an increase of 4% or $33,072. The increase in revenues is due to a fairly equal combination of both a slight increase in our selling price as well as a slight increase in the quantity sold as a result of the agricultural output of the country increasing which resulted in an increase of our product demand.

Cost of Revenue

Cost of Revenue decreased from $755,549 for the three months ended March 31, 2005 to $751,221 for the three months ended March 31, 2006, a decrease of $4,328. The decrease is related to an increase in production efficiency or less wastage as a result of training our workforce a better and further supervision to decrease waste of raw material.

General and Administrative expenses which includes general office expenses, travel and entertainment, and professional fees increased from $77,653 three months ended March 31, 2005, to $82,486 three months ended March 31, 2006, an increase of 6% or $4, 833. This increase was due mostly to the extra travel required in order to set up a new production unit of blow molding.

Net Income

For three months ended March 31, 2006, we had net income of $19,620 compared to net loss of $11,005 for the three months ended March 31, 2005. The Net Income was a result of the Company increase in profitability due to an increase in sales as a result of an Increase In our products and a reduction in cost of sales as a result of closer supervision to eliminate waste of raw material.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

We will focus on striking more sales agreements. Based on the increase in our market, we believe we should expand our operations in related plastic fields as well as continue to reinvest in our core business of sack production. We have identified two areas for investment/expansion.

The first area we have identified is our core business of sack production. Based on the fact that we are having to import bags to meet the demands of our customer, we feel that we have room to grow our core business to meet demand. The past years of neglect and civil wars have taken their toll on the agricultural sector. But with the infusion of direct monetary and material aid, the prospects for the agricultural sector look more promising than at any time in this nation’s history.

We need to keep pace with the increasing demand for bags as the agricultural output increases in the D.R. Congo. If we allow demand to surpass our ability to supply, we risk competition from imports from India and China. In order to meet increasing demand, we believe that we need to double our existing capacity to at least 30 million bags per year.

In order to achieve this objective, we will need to purchase 6-8 looms at an approximate cost of $150,000. We will also need to hire an additional 100 workers. Our raw material consumption and cost will also rise but these costs will be offset by the increase in sales.

Another area we’ve identified for diversification is in blow-molding. There’s a large demand for 1-4 liter, 4-liter, 5-liter, 20-liter, and 30-liter plastic jerry cans. In Oct 2005, Tissakin already set up a small scale project to test the market with Taiwanese machines. In its first few months of operation, we’ve managed to procure a contract to supply the European oil company, TOTAL, with 1-liter and 4-liter jerry cans and the local market with our own model of 5-liter jerry cans. With the order from TOTAL, Tissakin is already over its capacity. Towards, the middle of 2006, we’ll have to double the capacity of our blow molding section.

The second area for investment/expansion is plastic containers. We are forecasting an increase in the production of palm oil in the DRC. Palm oil is the main ingredient in all Congolese cooking and is packaged in 5-liter plastic “jerry cans.”  There is also an increasing need for potable drinking water for the population. Many companies are now in the business of providing clean drinking water locally. Both of these products need to be packed in 5-liter containers for easy handling. The management at Tissakin has already set up a primary production unit for the 5-liter jerry cans and besides supplying to the local companies producing oil and water, we provide 1 liter and 4 liter jerry cans to a European oil company, Total/Fina. We feel that the existing capacity is not enough to supply the local oil and water producers as well as Total/Fina and will have to increase the capacity in 2006.

Our machines can make up to 5-liter jerry cans which are what the local market absorbs the most. A blow molding machine of 5-liter jerry cans can produce bottles of 500ml to jerry cans of 5-liter. There are no changes required to the machine. The changes are only in the mold in that a 1-liter mold is smaller than a 5-liter mold and thus the changes are mostly in cycle time and the adaptations that come incorporated in the mold to allow a machine of 5-liter to produce a smaller item. The cycle time refers to the time required to produce one unit. The cycle time for a 5-liter jerry can may be around 45 seconds whereas for a 1-liter, it may be around 15 seconds. Our machines also have a built in quality control device which allows us to not only adjust the cycle time but also to pick the areas of the mold where we want to inject more material or less.

Tissakin needs to double its existing capacity of sack production. The cost per loom, is approximately Usd 20.000 and we estimate that we will need to add 6-8 looms.

Tissakin will need to add to its capacity of blow-molding. The existing capacity of only one blow-molding extruder is insufficient as almost 60% of this capacity is already used up by one client alone, namely Total/Fina Oil Company. The remaining 40% capacity is insufficient to satisfy the demand for 5-liter jerry cans. We feel the need to add another blow-molding machine of 1-liter to 5-liter capacity and another machine that will produce jerry cans of 10-liter, 20-liter, and 30-liters. The cost of the 5-liter machine is approximately Usd 250.000 and the larger capacity machine will be approximately Usd 400.000. The 5-liter mold will cost approximately Usd 15.000 and the 10, 20, and 30-liter molds cost approximately Usd 25,000, Usd

In order to increase our capacity, we will attempt to raise capital from sale of our common stock, business lines of credit, and loans from investors, shareholders or management, and/or joint venture partners. At present, we have no financing agreements with any institutions. Management will use its best efforts to raise the additional funds carry out the planned program but there is significant risk that we may not secure the necessary funding.

Capital Resources and Liquidity

We raised $40,000 in a private placement in December 2004 and maintained a cash balance at March 31, 2006 of $490,213 These funds as well as our business activity will allow us to have positive cash flows for the current year.

We have historically satisfied our cash requirements through revenues, short term financings, and issuance of common stock for cash. We anticipate that cash requirements will continue to increase as we continue to expend resources to build infrastructure, pursue additional markets, and establish support and administrative organizations. At present, we have no lines of credit or any financing agreements in place. The company believes that any long term or short term liquidity needs are sufficiently met by our cash balance in the company. We intend to fund any material expenses for capital expenditures with our cash balance.

DESCRIPTION OF PROPERTY

We currently use the offices of management at 1223 Wilshire Boulevard, Suite 851, Santa Monica CA 90403. This office space is leased to us for $500 per month on a month to month basis. We believe that this space is sufficient and adequate to operate our current business.

We also own property, plant and equipment located in the Democratic Republic of Congo, in the City of Kinshasa. The company maintains an on premise repair, maintenance and machine shop managed by engineers, to keep all production equipment in working order. This shop also maintains the property, building and plant in working order and does repairs and upkeep as needed as well as plant expansion and upgrades. Overall the condition of the property, plant and equipment is maintained in working order and is kept in good condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all 216,000 outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary. In exchange for the 216,000 shares, we issued a total of 8,000,000 shares to the Tissakin shareholders. Of this amount, 6,448,000 shares were issued to Syed Idris Husain, 776,000 shares were issued to Syed Irfan Husain, and 776,000 shares were issued to Syed Imran Husain. Based on the foregoing, Syed Idris Husain, Syed Irfan Husain, and Syed Imran Husain are deemed to be our promoters.

The Company valued shares in the share exchange agreement based on the value of the subsidiary prior to a capital raise for the Company which was a book value of approximately $25,250,000. Both parties in the Share Exchange Agreement are the same shareholders and exchanged shares;..

Syed Idris Husain is the father of Syed Irfan Husain and Syed Imran Husain.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of August 10, 2006, we had 44 registered shareholders.

Rule 144

As of August 10, 2006, all of the Company’s common shares are eligible to be resold pursuant to Rule 144 subject to the volume and manner of sale limitations.

Specifically, the 8,000,000 shares of our common stock issued pursuant to the Stock Purchase Agreement and Share Exchange dated September 12, 2004 between us and Tissakin, Ltd. are eligible for sale to the public in accordance with the volume and trading limitations of Rule 144 of the Act. The ownership of these 8,000,000 shares is as follows: 6,448,000 shares of our common stock are owned by Sayed Idris Husain; (ii) 776,000 shares of our common stock are owned by Sayed Imran Husain; and, (iii) the 776,000 shares of our common stock are owned by Sayed Ifran Husain.

In addition, the 200,000 shares held by 41 investors who purchased shares pursuant to our private placement pursuant to Rule 506 of Regulation D completed in December 2004, are eligible for sale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 82,000 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Stock Option Grants

As of August 10, 2006, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until October 31, 2005.

Annual Compensation
Name	Title	Year	Salary	Bonus		Other Annual Compensation
Syed Irfan	President, Chief Executive Officer, Chief Financial Officer, Chairman	2005	$75,000 (1)	0		0
		2004	$29,700 (1)	0		0

Long Term Compensation
Name	Title	Year	Restricted Option Stocks/ Payouts Awarded	Sars ($)	LTIP Compensation	All Other Compensation
Syed Irfan	President, Chief Executive Officer, Chief Financial Officer, Chairman	2005	0	0	0	0
		2004	0	0	0	0

(1) Such compensation was paid directly by our subsidiary, Tissakin, Ltd.

None of our directors have received monetary compensation since our incorporation to the date of this registration statement. We currently do not pay any compensation to our sole director serving on our Board of Directors.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 1580, 100 F Street N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site athttp://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders. Any annual report sent to a requesting shareholder will contain audited financial statements.

FINANCIAL STATEMENTS

AMERICAN BUSINESS HOLDING CORPORATION
BALANCE SHEETS
As of March 31, 2006 and December 31, 2005

ASSETS

	March 31,	December 31,
	2006	2005
CURRENT ASSETS

Cash	$490,213	$879,925
Accounts Receivable	1,555,243	1,263,328
Inventory	1,643,599	1,218,754

Total Current Assets	3,689,055	3,362,007

PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment	32,529,032	32,524,412
Less: Accumulated Depreciation	(10,440,247)	(10,171,491)

Total Property, Plant and Equipment	22,088,785	22,352,921

TOTAL ASSETS	$25,777,840	$25,714,928

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
BALANCE SHEETS
As of March 31, 2006 and December 31, 2005

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	December 31,
	2006	2004
CURENT LIABILITIES

Accounts Payable	$385,535	$339,077
Accrued Expense	3,505	5,032

Total Current Liabilities	389,040	344,109

OTHER LIABILITIES

Customer Deposits	-	1,639

Total Long-Term Liabilities	-	1,639

TOTALS LIABILITIES	389,040	345,748

SHAREHOLDERS’ EQUITY

Common Stock - $0.001 par value;
authorized 25,000,000 shares;
issued and outstanding, 8,200,000 shares	8,200	8,200
Additional Paid In Capital	23,031,800	23,031,800
Retained Earnings	2,348,800	2,329,180

Total shareholders’ equity	25,388,800	25,369,180

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,777,840	$25,714,928

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
STATEMENTS OF OPERATIONS
For theThree March Months Ended March 31, 2006 and 2005

	March 31,	March 31,
	2006	2005

REVENUE	$857,636	$824,564

COST OF REVENUE	(751,221)	(755,549)

GROSS MARGIN	106,415	69,015

GENERAL AND ADMINISTRATIVE:

Depreciation	60,329	52,400
Other	22,157	25,253

Total	(82,486)	(77,653)

INCOME BEFORE TAXES	23,929	(8,638)

INCOME TAX EXPENSE	(4,309)	(2,367)

NET INCOME (LOSS)	$19,620	$(11,005)

Earnings per share, basic and diluted	$0.00	$(0.00)
Weighted average number of shares	8,200,000	8,000,000

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY
As of March 31, 2006

	COMMON STOCK

	Number		Additional
	of	Common	Pain In	Retained
	Shares	Stock	Capital	Earnings	Total

Balance, December 31, 2003	8,000,000	$8,000	$22,992,000	$2,337,801	$25,337,801

Distributions				(54,847)	(54,847)

Stock issued for cash during December 2004	200,000	200	39,800		40,000
for $0.20 per share

Net Income				20,465	20,465

Balance, December 31, 2004	8,200,000	8,200	23,031,800	2,303,419	25,343,419

Net Income				25,761	25,761

Balance, December 31, 2005	8,200,000	$8,200	$23,031,800	$2,329,180	$25,369,180

Net Income				19,620	19,620

Balance, March 31, 2006	8,200,000	$8,200	$23,031,800	$2,348,800	$25,388,800

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
STATEMENTS OF CASH FLOWS
For theThree Months Ended March 31, 2006 and 2005

	March 31,	March 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2006	2005

Net Income (loss)	19,620	(11,005)

Adjustments for Non-Cash Amounts:
Depreciation	268,756	217,541
Adjustments in Trade Account Balances:
(Increase) Decrease in Accounts Receivable	(291,915)	(167,332)
(Increase) Decrease in Inventory	(424,845)	(475,591)
Increase (Decrease) in Accounts Payable	46,457	6,221
Increase (Decrease) in Accured Expenses	(1,527)	(3,084)
Increase (Decrease) in Customer Advances	(1,639)	(134)

Total adjustments	(404,713)	(422,379)

Net cash provided by (usded in) operating activities	(385,093)	(433,384)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash Paid for Property, Plant and Equipment	(4,619)	-

Net cash flows provided by (used in) investing	(4,619)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Cash Received from Stock Issuance	-	-
Cash Paid for Distrbutions	-	-

Net cash provided by (used in) financing activities	-	-

CASH RECONCILIATION

Net increase (decrease) in cash	(389,712)	(433,384)
Cash at beginning of period	879,925	933,260

CASH AT END OF PERIOD	$490,213	$499,876

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$4,309	$2,367

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

Industry:

American Business Holding Corporation (the Company) was incorporated on September 9, 2004 in the State of Delaware with its resident agent located in Delaware. The Company’s fiscal year end is December 31, a calendar year. During September of 2004 the Company commenced operations with the acquisition of Tissakin Ltd. (the Subsidiary). The Parent Company issued 8,000,000 shares of its common stock in exchange for all of the 216,000 outstanding shares of the Subsidiary.

The Subsidiary was incorporated in 1947 at Kinshasa, the then Belgian Congo under the name Tissaco Ltd. During the year 1960 the name was changed to Tissakin Ltd. The Subsidiary is engaged in the manufacturing and sale of bags for mainly agricultural packaging in the Democratic Republic of Congo since 1998. The Subsidiary is the principal manufacturer of bags for agricultural packaging in a country that produces coffee, cacao, manioc, rice, sugar, maize, corn flour as well as tea and tobacco. The country’s climate is tropical, yet mild, which allows for continuous agricultural production throughout the year.

Cash and Cash Equivalents:

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Functional Currency:

All amounts in the Company’s financial statements and related footnotes are stated in U.S. Dollars. The Company had no significant gains or losses from foreign currency transactions and no material adjustments to the financial statements for translation adjustments. The functional currency of the Company is U.S. Dollars, but the Company does keep minimal amounts in the local currency for transactions on a day to day basis in a country that uses U.S. Dollars as well as its currency. The Company reviews its compliance with Statement of Financial Accounting Standards (SFAS) n° 52 on a quarterly basis.

Basis of Accounting:

The Company’s financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Revenues and expenses associated with the manufacture of packaging and sale are accounted for as revenue and expense when sold. No extended warranties exist.

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Accounting Acquirer - Prior to the acquisition of the Subsidiary, the Company was a non-operating corporation with nominal assets in the form of cash. The owners and management of the Subsidiary, a private operating company, have operating control of the Company as a result of the transaction. Therefore, this transaction is a capital transaction in substance, rather than a business combination, in the form of a share exchange. That is, the transaction is equivalent to the issuance of stock by a private company, the Parent, for the stock of the subsidiary which resulted in a re-capitalization of the Parent Company. The accounting is identical to that resulting from a reverse acquisition, except no goodwill or other intangible assets are recorded.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

Because the Subsidiary Company is essentially then treated as the acquirer for accounting purposes, the equity accounts are adjusted for the share exchange and carried forward. Prior accumulated deficits of the Parent Company are adjusted to additional paid in capital therefore carrying forward the accumulated deficit or earnings of the Subsidiary Company.

Revenue Recognition:

Revenues resulting from the manufacture of packaging are recognized when sold. A deferred revenue account has been established in the financial statements for deposits given in advance of sale.

Inventory:

Inventory is accounted for at lower of standard cost or market. The Company starts with standard cost approximating the weighted average cost basis with direct labor, direct materials and production overhead applied. Overhead applied is that of the production facility and does not include general and administrative costs of its administration office. There are no unusual or significant purchase commitments nor are there liens against and pledges of inventories. The Company does not hold an allowance for a decline in value to market value as the Company has never had to reduce its inventory value below its cost. There also has been no significant market declines subsequent to the date of these financial statements.

Long-lived Assets:

Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Computer equipment	3 years
Vehicles	5 years
Furniture and fixtures	7 years
Plant and plant machinery	15 years
Office and industrial buildings	25 years

Maintenance and repairs, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Income Taxes:

The Parent Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Currently, the Company has no U.S. tax responsibility to account for in the financial statements. To this date the Parent Company has had no operating activity and therefore has no tax liabilities or assets.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

The Subsidiary Company records tax expense in accordance with the tax laws of the Democratic Republic of the Congo and has no other tax liabilities.

Fair Value of Financial Instruments:

The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and other liabilities. The carrying amount of long-term debt, if used, to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities, currently, the Company has no long-term obligations.

Earning Per Share:

Basic earnings per share (EPS) is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) n° 128, Earnings per Shares. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Risk:

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions. These financial institutions are not insured by the FDIC.

Only one customer represents more than 10% of the Company’s total sales.

2. Accounts Receivable:

Accounts receivable historically have been immaterial for bad debts to be accounted for by the Company. The Company’s management has decided that an allowance is not necessary.

3. Inventories:

Major categories of inventories are as follows:

Year	March 2006	December 2005

Raw materials	$1,200,000	$900,754
Work in process	177,440	127,200
Finished goods	266,159	190,800
Total	$1,645,599	$1,218,754

4. Property, Plant and Equipment:

As of March 31, 2006, Property, plant and equipment are accounted for as follows:

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

	Cost	Accumulated Depreciation	Net value

Land	$8,467,920	$0	$8,467,920
Industrial buildings	5,818,343	1,879,975	3,938,368
Office building	719,712	236,049	483,663
Residential buildings	5,171,160	1,678,127	3,493,033
Vehicles	302,740	269,348	33,392
Plant and machinery	11,771,931	6,099,522	5,672,409
Computer and software	57,595	57,595	0
Office furniture and fixtures	34,272	34,272	0
Residential furniture & fixtures	185,359	185,359	0
Total	$32,529,032	$10,440,247	$22,088,785

Included in cost of sales is depreciation expense of $208,427 and included in general and administrative expense is depreciation expense of $60,329.

5. Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables, accrued payroll and payroll taxes created from normal operations of the business.

6. Long-term Debt:

Long-term debt is not used by the Company. The Company has no leases that would be accounted for as long-term leases or capital leases.

7. Stockholders’ Equity:

The Company has authorised 25,000,000 common shares of stock with a par value of $.001. No preferred shares of stock have been authorised.

During December of the year 2004 the Company issued 200,000 shares of common stock for $40,000, or $0.20 per share. The stock issuance was a private placement of shares of which the Company considers exempt from registration with the U.S. Securities and Exchange Commission.

During September of 2004 the Company commenced operations with the acquisition of Tissakin Ltd. (the Subsidiary) with the issuance of 8,000,000 shares of its common stock for all of the 216,000 outstanding shares of the Subsidiary. The transaction was accounted for as a reverse merger for consolidations as guided by Generally Accepted Accounting Principals. The transaction did not culminate with the recording of Goodwill.

The Subsidiary issues stock without legal or par value. There is no requirement for authorization of shares for the Subsidiary under the jurisdiction of incorporation. There are 216,000 shares issued and outstanding, held by the Company, that have all been accounted for as capital stock.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

8. Employment Contract and Incentive Commitments:

The Company has no employment contracts and incentive commitments at this time.

9. Deferred Tax Assets and Liabilities:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) n° 109. As of March 31, 2006 and December 31, 2005 the Company had no deferred tax asset or liabilities as the Company had no US activities to account for deferred tax assets and liabilities. The Subsidiary Company pays income tax in accordance with the laws of the Democratic Republic of the Congo whereby there are no deferred tax assets and liabilities to account for. If the parent company accounted for the subsidiary’s income tax liability under the U.S. tax code the Company would accrue a tax liability at an effective rate of 20% whereby the tax liability for March 31, 2006 and December 31, 2005 would be $4,786 and $9,520, respectively. There would be no deferrals of tax assets or liabilities that would be derived from applying U.S. accounting standards.

10. Litigation, Claims and Assessments:

There is no litigation, claims and assessments asserted or known by the Company’s management.

11. Subsequent Events:

There are no material subsequent events known by the Company’s management.

AMERICAN BUSINESS HOLDING CORPORATION
BALANCE SHEETS
As of December 31, 2005 and December 31, 2004

ASSETS

	December 31,	December 31,
	2005	2004
CURRENT ASSETS

Cash	$879,925	$973,260
Accounts Receivable	1,263,328	921,432
Inventory	1,218,754	617,301

Total Current Assets	3,362,007	2,511,993

PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment	32,524,412	32,287,185
Less: Accumulated Depreciation	(10,171,491)	(9,097,773)

Total Property, Plant and Equipment	22,352,921	23,189,412

TOTAL ASSETS	$25,714,928	$25,701,405

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
BALANCE SHEETS
As of December 31, 2005 and December 31, 2004

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2005	2004
CURENT LIABILITIES

Accounts Payable	$339,077	$354,768
Accrued Expense	5,032	3,084

Total Current Liabilities	344,109	357,852

OTHER LIABILITIES

Customer Deposits	1,639	134

Total Long-Term Liabilities	1,639	134

TOTALS LIABILITIES	345,748	357,986

SHAREHOLDERS’ EQUITY

Common Stock - $0.001 par value;
authorized 25,000,000 shares;
issued and outstanding, 8,200,000 shares	8,200	8,200
Additional Paid In Capital	23,031,800	23,031,800
Retained Earnings	2,329,180	2,303,419

Total shareholders’ equity	25,369,180	25,343,419

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,714,928	$25,701,405

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
STATEMENTS OF OPERATIONS
For theTwelve Months Ended December 31, 2005 and 2004

	December 31,	December 31,
	2005	2004

REVENUE	$3,797,338	$3,586,850

COST OF REVENUE	(3,498,253)	(3,239,487)

GROSS MARGIN	299,085	347,363

GENERAL AND ADMINISTRATIVE:

Depreciation	209,598	280,686
Other	41,885	16,515

Total	(251,483)	(297,201)

INCOME BEFORE TAXES	47,602	50,162

INCOME TAX EXPENSE	(21,841)	(29,697)

NET INCOME (LOSS)	$25,761	$20,465

Earnings per share, basic and diluted	$0.00	$0.00
Weighted average number of shares	8,200,000	8,000,000

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY
As of December 31, 2005

	COMMON STOCK

	Number		Additional
	of	Common	Pain In	Retained
	Shares	Stock	Capital	Earnings	Total

Balance, December 31, 2003	8,000,000	8,000	22,992,000	2,337,801	25,337,801

Distributions				(54,847)	(54,847)

Stock issued for cash during December 2004	200,000	200	39,800		40,000
for $0.20 per share

Net Income				20,465	20,465

Balance, December 31, 2004	8,200,000	8,200	23,031,800	2,303,419	25,343,419

Net Income				25,761	25,761

Balance, December 31, 2005	8,200,000	$ 8,200	$ 23,031,800	$ 2,329,180	$25,369,180

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION
STATEMENTS OF CASH FLOWS
For theTwelve Months Ended December 31, 2005 and 2004

	December 31,	December 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2005	2004

Net Income (loss)	25,761	20,465

Adjustments for Non-Cash Amounts:
Depreciation	1,073,718	1,269,336
Adjustments in Trade Account Balances:
(Increase) Decrease in Accounts Receivable	(341,896)	(593,277)
(Increase) Decrease in Inventory	(601,453)	(353,524)
Increase (Decrease) in Accounts Payable	(15,691)	(16,522)
Increase (Decrease) in Accured Expenses	1,948	(561)
Increase (Decrease) in Customer Advances	1,505	(21)

Total adjustments	118,131	305,431

Net cash provided by (usded in) operating activities	143,892	325,896

CASH FLOWS FROM INVESTING ACTIVITIES

Cash Paid for Property, Plant and Equipment	(237,227)	(93,330)

Net cash flows provided by (used in) investing	(237,227)	(93,330)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash Received from Stock Issuance	-	40,000
Cash Paid for Distrbutions	-	(54,847)

Net cash provided by (used in) financing activities	-	(14,847)

CASH RECONCILIATION

Net increase (decrease) in cash	(93,335)	217,719
Cash at beginning of period	973,260	755,541

CASH AT END OF PERIOD	$879,925	$973,260

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$7,262	$29,697

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

Industry:

American Business Holding Corporation (the Company) was incorporated on September 9, 2004 in the State of Delaware with its resident agent located in Delaware. The Company’s fiscal year end is December 31, a calendar year. During September of 2004 the Company commenced operations with the acquisition of Tissakin Ltd. (the Subsidiary). The Parent Company issued 8,000,000 shares of its common stock in exchange for all of the 216,000 outstanding shares of the Subsidiary.

The Subsidiary was incorporated in 1947 at Kinshasa, the then Belgian Congo under the name Tissaco Ltd. During the year 1960 the name was changed to Tissakin Ltd. The Subsidiary is engaged in the manufacturing and sale of bags for mainly agricultural packaging in the Democratic Republic of Congo since 1998. The Subsidiary is the principal manufacturer of bags for agricultural packaging in a country that produces coffee, cacao, manioc, rice, sugar, maize, corn flour as well as tea and tobacco. The country’s climate is tropical, yet mild, which allows for continuous agricultural production throughout the year.

Cash and Cash Equivalents:

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Functional Currency:

All amounts in the Company’s financial statements and related footnotes are stated in U.S. Dollars. The Company had no significant gains or losses from foreign currency transactions and no material adjustments to the financial statements for translation adjustments. The functional currency of the Company is U.S. Dollars, but the Company does keep minimal amounts in the local currency for transactions on a day to day basis in a country that uses U.S. Dollars as well as its currency. The Company reviews its compliance with Statement of Financial Accounting Standards (SFAS) n° 52 on a quarterly basis.

Basis of Accounting:

The Company’s financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Revenues and expenses associated with the manufacture of packaging and sale are accounted for as revenue and expense when sold. No extended warranties exist.

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Accounting Acquirer - Prior to the acquisition of the Subsidiary, the Company was a non-operating corporation with nominal assets in the form of cash. The owners and management of the Subsidiary, a private operating company, have operating control of the Company as a result of the transaction. Therefore, this transaction is a capital transaction in substance, rather than a business combination, in the form of a share exchange. That is, the transaction is equivalent to the issuance of stock by a private company, the Parent, for the stock of the subsidiary which resulted in a re-capitalization of the Parent Company. The accounting is identical to that resulting from a reverse acquisition, except no goodwill or other intangible assets are recorded. Because the Subsidiary Company is essentially then treated as the acquirer for accounting purposes, the equity accounts are adjusted for the share exchange and carried

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

forward. Prior accumulated deficits of the Parent Company are adjusted to additional paid in capital therefore carrying forward the accumulated deficit or earnings of the Subsidiary Company.

Revenue Recognition:

Revenues resulting from the manufacture of packaging are recognized when sold. A deferred revenue account has been established in the financial statements for deposits given in advance of sale.

Inventory:

Inventory is accounted for at lower of standard cost or market. The Company starts with standard cost approximating the weighted average cost basis with direct labor, direct materials and production overhead applied. Overhead applied is that of the production facility and does not include general and administrative costs of its administration office. There are no unusual or significant purchase commitments nor are there liens against and pledges of inventories. The Company does not hold an allowance for a decline in value to market value as the Company has never had to reduce its inventory value below its cost. There also has been no significant market declines subsequent to the date of these financial statements.

Long-lived Assets:

Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Computer equipment	3 years
Vehicles	5 years
Furniture and fixtures	7 years
Plant and plant machinery	15 years
Office and industrial buildings	25 years

Maintenance and repairs, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Income Taxes:

The Parent Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Currently, the Company has no U.S. tax responsibility to account for in the financial statements. To this date the Parent Company has had no operating activity and therefore has no tax liabilities or assets.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

The Subsidiary Company records tax expense in accordance with the tax laws of the Democratic Republic of the Congo and has no other tax liabilities.

Fair Value of Financial Instruments:

The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and other liabilities. The carrying amount of long-term debt, if used, to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities, currently, the Company has no long-term obligations.

Earning Per Share:

Basic earnings per share (EPS) is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) n° 128, Earnings per Shares. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Risk:

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions. These financial institutions are not insured by the FDIC.

Only one customer represents more than 10% of the Company’s total sales.

2. Accounts Receivable:

Accounts receivable historically have been immaterial for bad debts to be accounted for by the Company. The Company’s management has decided that an allowance is not necessary.

3. Inventories:

Major categories of inventories are as follows:

Year	2005	2004

Raw materials	$900,754	$185,190
Work in process	127,200	123,460
Finished goods	190,800	308,651
Total	$1,218,754	$617,301

4.	Property, Plant and Equipment:

As of December 31, 2005, Property, plant and equipment are accounted for as follows:

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

	Cost	Accumulated Depreciation	Net value

Land	$8,467,920	$0	$8,467,920
Industrial buildings	5,818,343	1,811,290	4,007,053
Office building	719,712	225,510	494,202
Residential buildings	5,171,160	1,620,297	3,550,863
Vehicles	302,740	267,448	35,292
Plant and machinery	11,767,311	5,941,138	5,826,173
Computer and software	57,595	57,595	0
Office furniture and fixtures	34,272	34,272	0
Residential furniture & fixtures	185,359	185,359	0
Total	$32,524,412	$10,142,909	$22,381,503

Included in cost of sales is depreciation expense of $864,119 and included in general and administrative expense is depreciation expense of $209,598.

As of December 31, 2004, Property, plant and equipment are accounted for as follows:

	Cost	Accumulated Depreciation	Net value

Land	$8,467,920	$0	$8,467,920
Industrial buildings	5,777,450	1,617,686	4,159,764
Office building	719,712	201,519	518,193
Residential buildings	5,171,160	1,447,925	3,723,235
Vehicles	264,240	264,240	0
Plant and machinery	11,609,477	5,289,265	6,320,212
Computer and software	57,595	57,595	0
Office furniture and fixtures	34,272	34,258	0
Residential furniture & fixtures	185,359	185,285	0
Total	$32,287,185	$9,097,774	$23,189,411

Included in cost of sales is depreciation expense of $988,649 and included in general and administration expense is depreciation expense of $280,686.

5. Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables, accrued payroll and payroll taxes created from normal operations of the business.

6. Long-term Debt:

Long-term debt is not used by the Company. The Company has no leases that would be accounted for as long-term leases or capital leases.

7. Stockholders’ Equity:

The Company has authorised 25,000,000 common shares of stock with a par value of $.001. No preferred shares of stock have been authorised.

AMERICAN BUSINESS HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

During December of the year 2004 the Company issued 200,000 shares of common stock for $40,000, or $0.20 per share. The stock issuance was a private placement of shares of which the Company considers exempt from registration with the U.S. Securities and Exchange Commission.

During September of 2004 the Company commenced operations with the acquisition of Tissakin Ltd. (the Subsidiary) with the issuance of 8,000,000 shares of its common stock for all of the 216,000 outstanding shares of the Subsidiary. The transaction was accounted for as a reverse merger for consolidations as guided by Generally Accepted Accounting Principals. The transaction did not culminate with the recording of Goodwill.

The Subsidiary issues stock without legal or par value. There is no requirement for authorization of shares for the Subsidiary under the jurisdiction of incorporation. There are 216,000 shares issued and outstanding, held by the Company, that have all been accounted for as capital stock.

8. Employment Contract and Incentive Commitments:

The Company has no employment contracts and incentive commitments at this time.

9. Deferred Tax Assets and Liabilities:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) n° 109. As of December 31, 2005 and 2004 the Company had no deferred tax asset or liabilities as the Company had no US activities to account for deferred tax assets and liabilities. The Subsidiary Company pays income tax in accordance with the laws of the Democratic Republic of the Congo whereby there are no deferred tax assets and liabilities to account for. If the parent company accounted for the subsidiary’s income tax liability under the U.S. tax code the Company would accrue a tax liability at an effective rate of 20% whereby the tax liability for December 31, 2005 and 2004 would be $9,520 and $10,032, respectively. There would be no deferrals of tax assets or liabilities that would be derived from applying U.S. accounting standards.

10. Litigation, Claims and Assessments:

There is no litigation, claims and assessments asserted or known by the Company’s management.

11. Subsequent Events:

There are no material subsequent events known by the Company’s management.

AMERICAN BUSINESS HOLDINGS INC.

245,000 SHARES COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITHINFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14A:3-5 of the Business Corporation Law of the State of Delaware provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THESECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$5.76
Transfer Agent Fees (1)	$5,000
Accounting fees and expenses (1)	$5,000
Legal fees and expenses (1)	$10,000
Total (1)	$20,005.76

(1) Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 12, 2004, we issued a total of 8,000,000 shares of our common stock to the following individuals: (i) 6,448,000 shares of our common stock to Sayed Idris Husain; (ii) 776,000 shares of our common stock to Sayed Imran Husain; and, (iii) 776,000 shares of our common stock to Sayed Ifran Husain. Such shares were issued pursuant to the Stock Purchase Agreement and Share Exchange between us and Tissakin, Ltd. in which we acquired all of the issued and outstanding membership shares, consisting of 216,000 of such shares, of Tissakin, Ltd. and were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, each shareholder had the necessary investment intent as required by Section 4(2) since each agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2004, we completed a Regulation D, Rule 506 Offering in which we issued a total of 245,000 shares of our common stock to a total of 41 investors at a price per share of $.20 for an aggregate offering price of $40,000.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Number of Shares Purchased
Allotta, Nick	5,500
Anklesaria, Neville A.	6,000
Carrigan, Aileen	2,500
Carrigan, Patrick E.	5,000
Carrigan, Richard S.	2,500
Dadlani, Trith	8,000
Day, Trent	2,750
Ebeling, Mit	5,000
Ervine, Shireen	7,000
Ford, James B.	12,500
Frey, Richard	2,000
Geisbauer, Anthony	2,500
Hunter, Adrianna R.	2,875
Juarez, Hector M.	2,500
Khan, Samar	3,000
Kughn, John C.	5,000
Kundson, William	2,750
Marhefka, David G.	10,000
Marquez, Charles	2,500
Mehta, Deepak R.	8,500
Miller, Dennis L.	2,500
Moore, Dale M.	10,000
Orslock, Mark	2,500
Otto, Amy D.	7,500
Schilcher, Carol K.	10,000
Scoby, Aaron	7,500
Seebeck, Melody A.	6,000
Srichai, Bussaya	3,000
Srichai, Montri	3,750
Staehr, Jirawan	2,500
Staehr, Steven	4,125
Starut, Jirasauk	3,500
Starut, Tidd	5,000
Sterner, Shane	2,500

Stidham, Mark	5,000
Turner, David	2,500
Vahosky, John A.	5,000
Vargo, Brian	2,500
Vidan-Peled, Yaron	8,500
Whelton, Gloria	5,000
Wright, Diane L.	2,750

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933.In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

Each investor received a copy of our private placement memorandum and completed a questionnaire to confirm that they were either “accredited” or “sophisticated” investors as defined in Rule 501 of Regulation D. Of the 41 subscribers, 6 were “accredited investors” and 35 were “sophisticated investors.” Each sophisticated investor completed a questionnaire confirming that such investor has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of the prospective investment.

(C)	Our management was available to answer any questions by prospective purchasers;

(D)	Shares issued in connection with in this offering were restricted under Rule 4(2) and certificates indicating ownership of such shares bore the appropriate legend.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2004 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

Exhibit Number	Description
3.1	Articles of Incorporation and Amendments
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase Agreement
23.1	Consent of Gately & Associates, LLP

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

1.	If the small business issuer is relying on Rule 430B (ss. 230. 430B of this chapter):

(i)

Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss. 230. 424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss. 230. 424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss. 230. 415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

2.

If the small business issuer is subject to Rule 430C (ss. 230. 430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, State of California on August 10, 2006.

By:	/s/ Syed Irfan Husain
Syed Irfan Husain
President; Chief Executive Officer,; Chief Financial Officer; and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Syed Irfan, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Syed Irfan Husain
Syed Irfan Husain
President; Chief Executive Officer,; Chief Financial Officer; and Director

Dated: August 10, 2006